Exhibit 99.1

Agency Contact:
Pam Lagano
Lagano & Associates, Inc.
727.480.3082
plagano@laganoassoc.com

For Immediate Release

Aerosonic Announces Future Change in Management

CLEARWATER, Fla. – June 1, 2007 — Aerosonic Corporation (AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that David Baldini, its Chairman, President and Chief Executive Officer, will be stepping down from his position, effective upon the appointment of his successor.

The Board of Directors of the Company has begun a search process, and expects to name a successor in the coming months. Mr. Baldini has agreed to remain as a consultant to the Company following his departure to ensure a smooth transition.

         “We have made significant progress in improving the positioning of our Company, both financially and strategically in the aerospace market during the past five years,” stated David Baldini, Aerosonic’s Chairman, President and Chief Executive Officer.  “While there is much work left to be accomplished, it is time for me to move on to new endeavors.   I am confident that the Company is now in a much stronger position than it was five years ago, and I look forward to completing our search process for my successor so that our Company, with the support of our talented management team, can continue to grow and prosper in the coming years.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Earlysville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company’s operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.